Exhibit 10(1)


                             KELLER & COMPANY, INC.
                              555 METRO PLACE NORTH
                                    SUITE 524
                               DUBLIN, OHIO 43017
                                  (614)766-1426
                                (614)766-1459 FAX

March 7, 1996

Board of Directors
Madison First Federal Savings & Loan Association
303 Clifty Drive
Madison, Indiana   47250

Re:      Business Plan Proposal

Attention: James E. Fritz, President


This letter represents our proposal to prepare a complete Business Plan for Madison First Federal Savings & Loan Association ("Madison First Federal" or the "Association") to fulfill the requirements of the Office of Thrift Supervision relating to the Association's stock conversion. The Plan will focus on Madison First Federal's new three-year pro formas, the conversion impact on the Association and the planned use of proceeds.


Keller & Company is experienced in preparing Business Plans for filing with and approval by all regulatory agencies. We prepared thirty Business Plans in 1994, thirty-two in 1995, and six to date in 1996, and all have been approved. Your Plan will be based on the established format and guidelines incorporated in the attached Exhibit A. We will prepare the three year pro formas and each discussion section in accordance with those requirements and based on your input. Our objective is to ensure that your Business Plan is in compliance with all applicable requirements, and that management and directorate are knowledgeable of and comfortable with the assumptions, commitments and projections contained in the Plan making the Plan useful for the future.


Exhibit B provides a sample set of pro formas for another institution. The pro formas will incorporate the most current interest rate projections available. Our procedure is to request key financial information, including recent lending activity, savings activity, costs and yields and other data from Madison First Federal. Based on a review of this information, I will then meet with management to discuss your plans and expectations for 1996, 1997, and 1998. The discussion will focus on such items as use of proceeds, deposit growth expectations, loan origination projections, new products and services, increases in general valuation allowance, new branches or capital improvements, increases in fixed assets, investment strategy, increases in board fees and total compensation, etc. We will then prepare financial projections tying the beginning figures to your December 31, 1995, balances and using your current yields on asset items and your current costs


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of interest-bearing  liabilities.  Assets and liabilities will be repriced based on their maturity period, with such items tied to rate indexes and their yields and costs adjusting based on interest rate trends and their maturity period. The projections will be based on your actual performance in 1995, in conjunction with the input from our discussions. We prepare numerous scenarios as part of the completion of the Business Plan to show the impact of alternative strategies, the impact of the one-time SAIF assessment and subsequent reduced insurance premiums, etc., for internal use.


With each set of pro formas, we will send you a discussion summary of the assumptions for easy review and comments (Exhibit C). After your review of the pro formas, we will make any adjustments that are required. When the pro formas are complete, we will provide you with the final pro forma financial statements, as well as pro formas for the holding company (Exhibit D).


With regard to the Business Plan text, we will complete each section in draft form for your review, and revise each section based on your comments and requests. We will also send copies to your accounting firm and counsel for their input and comments. The Plan will be in full compliance with the regulatory requirements. We also prepare a quarterly comparison chart for presentation to the Board showing the quarterly variance in actual performance relative to projections and provide comments on the variance.


Our fee for the preparation of the Business Plan text and pro formas is $5,000, including out-of-pocket expense for travel, copying and binding.


I look forward to possibly working with you and would be pleased to discuss our proposal and provide samples of our work.

Sincerely,

KELLER & COMPANY, INC.

/s/ Michael R. Keller

Michael R. Keller
President

Enclosure

Accepted this 14th day of March, 1996


/s/ James E. Fritz, President
James E. Fritz, President



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                             KELLER & COMPANY, INC.
                              555 METRO PLACE NORTH
                                    SUITE 524
                               DUBLIN, OHIO 43017
                                  (614)766-1426
                                (614)766-1459 FAX


March 7, 1996


Board of Directors
Madison First Federal Savings & Loan Association
303 Clifty Drive
Madison, Indiana   47250

Re:      Conversion Valuation Agreement

Attention: James E. Fritz, President


         Keller & Company, Inc. (hereinafter referred to as KELLER) hereby proposes to prepare an independent conversion appraisal of Madison First Federal Savings & Loan Association, Madison, Indiana (hereinafter referred to as MADISON FIRST FEDERAL), relating to the conversion of MADISON FIRST FEDERAL from a mutual to a stock institution. KELLER will provide a pro forma valuation of the market value of the shares to be sold in the proposed conversion of MADISON FIRST FEDERAL.


         KELLER is a financial consulting firm that primarily serves the financial institution industry. KELLER is experienced in evaluating and appraising thrift institutions and thrift institution holding companies. KELLER is an experienced conversion appraiser for filings with the Federal Deposit Insurance Corporation ("FDIC") and the Office of Thrift Supervision ("OTS"), and is also approved by the Internal Revenue Service as an expert in thrift stock valuations.


         KELLER agrees to prepare the required conversion appraisal in the format required by the OTS in a timely manner for prompt filing with the OTS and the Securities and Exchange Commission. KELLER will provide any additional information as requested and will complete appraisal updates in accordance with regulatory requirements.


         The appraisal report will provide a detailed description of MADISON FIRST FEDERAL, including its financial condition, operating performance, asset quality, rate sensitivity position, liquidity level and management qualifications. The appraisal will include a description of MADISON FIRST FEDERAL's market area, including both economic and demographic characteristics and trends. An analysis of other publicly-traded thrift institutions will be performed to determine a comparable group and adjustments to the appraised value will be made based on a comparison of MADISON FIRST FEDERAL with the comparable group.


         The appraisal report will also recognize the impact of the planned acquisition of Citizens National Bank of Madison ("CITIZENS NATIONAL"), providing the OTS with a valuation of Madison First Federal on a "stand alone basis" and also based on consolidated financials with Citizens National.


         In making its appraisal, KELLER will rely upon the information in the Subscription and Community Offering Circular (Prospectus), including the financial statements. Among other factors, KELLER will also consider the following: the present and projected operating results and financial condition of MADISON FIRST FEDERAL and CITIZENS NATIONAL; the economic and demographic conditions in MADISON FIRST FEDERAL's existing marketing area; pertinent historical financial and other information relating to MADISON FIRST FEDERAL; a comparative evaluation of the operating and financial statistics of MADISON FIRST FEDERAL with those of other thrift institutions; the proposed price per share; the aggregate size of the offering of Common Stock; the impact of the Conversion on MADISON FIRST FEDERAL's capital position and earnings potential; MADISON FIRST FEDERAL's proposed dividend policy; and the trading market for securities of comparable institutions and general conditions in the market for such securities. In preparing the appraisal, KELLER will rely solely upon, and assume the accuracy and completeness of, financial and statistical information provided by MADISON FIRST FEDERAL, and will not independently value the assets or liabilities of MADISON FIRST FEDERAL in order to prepare the appraisal.


         Upon completion of the conversion appraisal, KELLER will make a presentation to the Board of Directors of MADISON FIRST FEDERAL to review the content of the appraisal, the format and the assumptions. A written presentation will be provided to each board member.


         For its services in making this appraisal, KELLER's fee will be a flat fee of $17,000, plus out-of-pocket expenses for travel and copying and binding not to exceed $500. The appraisal fee will include the preparation of two valuation updates. All additional valuation updates will be subject to an additional fee of $1,000 each. Upon the acceptance of this proposal, KELLER shall be paid a retainer of $3,000 to be applied to the total appraisal fee of $17,000, the balance of which will be payable at the time of the completion of the appraisal.


     MADISON FIRST FEDERAL agrees, by the acceptance of this proposal, to indemnify KELLER and its employees and affiliates for certain costs and expenses, including reasonable legal fees, in connection with claims or litigation relating to the appraisal and arising out of any misstatement or untrue statement of a material fact in information supplied to KELLER by MADISON FIRST FEDERAL or by an intentional omission by MADISON FIRST FEDERAL to state a material fact in the information so provided, except where KELLER has been negligent or at fault.

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         This proposal will be considered accepted upon the execution of the two enclosed copies of this agreement and the return of one executed copy to KELLER, accompanied by the specified retainer.


                                       KELLER & COMPANY, INC.


                                       By:/s/ Michael R. Keller
                                                Michael R. Keller, President



                                       MADISON FIRST FEDERAL SAVINGS &
                                       LOAN ASSOCIATION


                                       By:/s/ James E. Fritz, President
                                                James E. Fritz, President



                                       Date:3/14/96


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